UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2026

SmartKem, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42115	85-1083654
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Germay Drive, Unit 4 #1029

Wilmington, DE, 19804

(Address of principal executive offices, including zip code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	SMTK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b - 2 of the Securities Exchange Act of 1934 (§240.12b - 2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously announced, on March 30, 2026, SmartKem, Inc. (the “Company”) entered into a Securities Purchase Agreement (the "Preferred Stock Purchase Agreement") with certain institutional investors (collectively, the "Buyers"). Pursuant to the Preferred Stock Purchase Agreement, the Buyers may purchase from the Company up to 21,411.5 shares of the Company’s Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) and accompanying warrants (“Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) for an aggregate purchase price of up to $17,129,200.00 million in one or more closings.

On July 16, 2026, the Company entered into Amendment No. 1 to Securities Purchase Agreement (the “Amendment”), pursuant to which the Preferred Stock Purchase Agreement was amended to (i) allow a new party to join the Preferred Stock Purchase Agreement as a Buyer; and (ii) amend the Schedule of Buyers attached thereto, to reallocate among the Buyers the number of shares of Series A Preferred Stock and Warrants available for the Buyers to purchase at Additional Closings (defined below). The Amendment did not result in an increase or decrease to the aggregate number of additional shares of Series A Preferred Stock and Warrants that the Buyers may collectively purchase at Additional Closings.

The foregoing descriptions of the Preferred Stock Purchase Agreement and the Amendment are qualified in their entirety by reference to the full text of the Preferred Stock Purchase Agreement and the Amendment, forms of which are attached hereto or incorporated herein by reference as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 3.02 Unregistered Sales of Equity Securities.

As previously announced:

(1)       On March 30, 2026 at the initial closing, pursuant to the Preferred Stock Purchase Agreement, the Company issued and sold, and certain Buyers purchased, in a private placement: (i) 11,411.5 shares of the Series A Preferred Stock, with a stated value of $1,000 per share, convertible into shares of Common Stock and (ii) warrants to purchase up to 23,251,960 shares of Common Stock (the "Warrants"). Pursuant to the Preferred Stock Purchase Agreement, the Buyers have the right, severally, subject to the satisfaction of certain conditions, to require the Company to participate in one or more additional closings for the purchase of up to an aggregate of 10,000 additional shares of Series A Preferred Stock and Warrants (each such transaction, an “Additional Closing”).

(2)      On June 22, 2026, at an Additional Closing pursuant to the Preferred Stock Purchase Agreement, the Company issued and sold, and certain Buyers purchased, in a private placement: 5,000 shares of the Series A Preferred Stock and 10,753,615 Warrants to purchase shares of Common Stock for aggregate proceeds of approximately $4.0 million, paid in cash.

On July 16, 2026, at a subsequent Additional Closing pursuant to the Preferred Stock Purchase Agreement, the Company issued and sold, and certain Buyers purchased, in a private placement: 1,250 shares of the Series A Preferred Stock and 2,688,404 Warrants to purchase shares of Common Stock for aggregate proceeds of approximately $1.0 million, paid in cash.

All such securities will not be registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, or under any state securities laws. The Company relied on this exemption from registration in entering into the Securities Purchase Agreement and the Company will rely upon this exemption from registration in issuing such securities based in part on representations made by the investors in the Securities Purchase Agreement. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this Current Report on Form 8-K, nor the exhibits attached hereto, is an offer to sell or the solicitation of an offer to buy the securities described herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibits	Description
10.1	Form of Preferred Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 31, 2026).
10.2	Form of Amendment No. 1 to Preferred Stock Purchase Agreement.
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTKEM, INC.

Dated: July 21, 2026	By:	/s/ Barbra C. Keck
Barbra C. Keck
Chief Financial Officer